Exhibit 10.7

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PROMISSORY DISCOUNT NOTE

$238,486,765	DECEMBER 13, 2013

FOR VALUE RECEIVED, the undersigned, SEADRILL CAPRICORN HOLDINGS LLC, a Marshall Islands limited liability company (the “Issuer”), hereby promises to pay to SEADRILL LIMITED, a Bermuda company (the “Holder”), at the Payment Office (as defined below) the principal sum of $238,486,765 (the “Principal Amount”) on June 2, 2015 (the “Final Maturity Date”), in accordance with the terms and provisions hereinafter set forth.

The terms and provisions of this promissory discount note (this “Note”) are as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. The following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Note, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CSPA” means the Contribution, Purchase and Sale Agreement, dated as of December 2, 2013, as amended, providing for, among other things, the purchase by the Issuer from the Holder of the Purchased Equity.

“Default” means any of the events specified in Article V, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Interest Rate” shall mean LIBOR plus an additional 2% per annum.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Event of Default” shall mean any of the events specified in Article V, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes” shall mean, with respect to the Holder, taxes imposed on or measured by its overall net income, franchise taxes, and any branch profits or similar tax imposed on it by any jurisdiction.

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“Final Maturity Date” shall have the meaning assigned to such term in the opening paragraph of this Note.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Issuer in good faith.

“Hedge Agreements” shall mean all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Issuer or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holder” shall have the meaning assigned to such term in the opening paragraph of this Note.

“Holder Indemnitee” shall mean Holder and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to Holder.

“Indebtedness” shall mean of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even though the rights and remedies of the seller or Holder under such agreement in

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the event of default are limited to repossession or sale of such property or assets), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any equity interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) all obligations of such Person in respect of Hedge Agreements.

“Issuer” shall have the meaning assigned to such term in the opening paragraph of this Note.

“Issuer Affiliate” shall mean the Issuer and each Subsidiary thereof.

“LIBOR” shall mean, with respect to the Loan, the three (3) month LIBOR rate published in the Wall Street Journal two (2) Business Days before, as applicable, the Final Maturity Date and each day occurring every three months after the Final Maturity Date.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Issuer and its Subsidiaries taken as a whole, (b) the ability of the Issuer to perform its obligations under this Note, or (c) the ability of the Holder to enforce this Note.

“Note” shall have the meaning assigned to such term in the second paragraph of this Note.

“Obligations” shall mean, with respect to the Issuer, the unpaid amounts in respect of this Note and all other obligations and liabilities of the Issuer to the Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Note.

“Payment Office” shall mean the office of the Holder located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM08, Bermuda, or such other location as to which the Holder shall have given written notice to the Issuer.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

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“Prepayment Date” shall have the meaning set forth in the Section 2.3 of this Note.

“Principal Amount” shall have the meaning assigned to such term in the opening paragraph of this Note.

“Purchased Equity” means a 29.2531% equity interest in Seadrill Hungary Kft., a Hungarian limited liability company.

“Subsidiary” shall mean as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, provided that “Taxes” shall not include Excluded Taxes.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Note shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note, and Section, Schedule and Exhibit references are to this Note unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) The term “Holder” shall include, without limitation, its successors.

Section 1.3 Accounting Terms and Principles. Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

ARTICLE II

FINANCIAL TERMS OF THIS NOTE

Section 2.1 Issue. This Note is issued for an initial issue amount of $229,900,000 on the date hereof in satisfaction of the purchase price under the CSPA for the purchase by the Issuer from the Holder of the Purchased Equity.

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Section 2.2 Payment on Final Maturity Date. On the Final Maturity Date, the Issuer shall pay this Note in full by paying the Principal Amount together with all other sums, if any, then owing or accrued under this Note. If any such amount is not paid on the Final Maturity Date, the amount not paid shall bear interest at a rate per annum equal to the Default Interest Rate accruing on a day to day basis until paid. All such default interest shall be payable on demand.

Section 2.3 Prepayment. The Issuer may, by giving not less than three (3) Business Day’s prior written notice to the Holder, prepay this Note on any date prior to the Final Maturity Date (such date, the “Prepayment Date”) by paying the Principal Amount together with all other sums, if any, then owing or accrued under this Note (with no account taken of the early prepayment). The foregoing shall not limit the freedom of the Issuer and the Holder to negotiate early prepayment of this Note for an amount less than the Principal Amount, taking into account prevailing market conditions at the time of the proposed early prepayment.

Section 2.4 Cancellation of Note Upon Full Payment. If this Note is fully paid or prepaid pursuant to this Section 2, it shall be immediately cancelled.

Section 2.5 Payments Generally(a) All payments by the Issuer to the Holder hereunder shall be made to the Holder at the Payment Office in immediately available funds without setoff or counterclaim. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.

(b) All payments hereunder shall be made in Dollars. If any sum due from the Issuer under this Note or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Issuer, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Issuer shall indemnify and hold harmless the Holder from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Holder may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The obligations to pay the amounts contemplated by this Section 2.5 shall be independent of and in addition to the other obligations of the Issuer hereunder.

Section 2.6 Taxes. Any and all payments by the Issuer under this Note shall be made free and clear of and without deduction for any and all present or future Taxes. If any Taxes shall be required by law to be deducted from or in respect of any sum payable under this Note to the Holder, then the Issuer shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and the sum payable by the Issuer shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Taxes applicable to additional sums payable under this Section) the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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Section 2.7 Subordination. This Note shall rank pari passu with all other ordinary debt of the Issuer, but shall be subordinated in all respects to, and rank after, the Issuer’s obligations under (i) the Guarantee provided by Issuer under the USD 1,500,000,000 Amended and Restated Senior Secured Credit Facility dated 15 October 2012 made between (1) the Holder, as borrower, (2) the rig owners and internal charterers set out at Schedule 2 thereto, as joint and several guarantors, (3) the banks and financial institutions set out at Schedule 1 thereto, together with their assignees and transferees, (4) Nordea Bank Norge ASA, as agent, and (5) the various other parties thereto and (ii) (i) the Guarantee provided by Issuer under the two USD 275,000,000 Amended and Restated Senior Term Loan and Revolving Credit Facility Agreements (and related Amended and Restated Common Terms Agreement), each dated 10 October 2012 made between (1) the Holder, as borrower, (2) the rig owners and internal charterers set out at Schedule 2 thereto, as joint and several guarantors, (3) the banks and financial institutions set out at Schedule 1 thereto, together with their assignees and transferees, (4) DNB Bank ASA, as agent, and (5) the various other parties thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Holder to accept this Note, the Issuer represents and warrants to the Holder on the date hereof that:

Section 3.1 Corporate Existence; Compliance with Law. The Issuer and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the limited partnership, limited liability company, corporate or other power and authority, and the legal right, to own and operate its property and assets, to lease the property and assets it operates as lessee and to conduct the business in which it is currently engaged, and (c) is in compliance with all requirements of applicable law except, to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2 Power; Authorization; Enforceable Obligations.

(a) The Issuer has the power and authority, and the legal right, to make, deliver and perform this Note. The Issuer has taken all necessary action to authorize the execution, delivery and performance of this Note.

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by the Issuer in connection with (i) the issuance of this Note, (ii) the execution, delivery, validity or enforceability of this Note, or (iii) the performance of this Note, except, in each case, for routine consents, authorizations, filings and notices required to be made in the ordinary course of business.

(c) This Note has been duly executed and delivered on behalf of the Issuer.

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(d) This Note constitutes the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.3 No Legal Bar. The execution, delivery and performance of this Note by the Issuer and the use of the proceeds of this Note will not violate any applicable law or any material agreement of the Issuer and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any requirement of applicable law or any such agreement.

Section 3.4 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Issuer, threatened by or against the Issuer or any Issuer Affiliate, or against any of its or their respective properties or revenues (a) with respect to this Note or any of the transactions contemplated hereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 3.5 No Default. No Default or Event of Default has occurred and is continuing.

ARTICLE IV

COVENANTS

Section 4.1 Delivery of Financial Information. The Issuer will deliver to the Holder such financial or other information in respect of its business and financial status as the Holder may reasonably require including, but not limited to, copies of its unaudited quarterly financial statements and of its audited annual financial statements.

Section 4.2 Notice of Default. The Issuer shall promptly give notice to the Holder of the occurrence of any Default or Event of Default within five (5) Business Days after the Issuer knows or has reason to know thereof.

Section 4.3 Conduct of Business and Maintenance of Existence, etc. The Issuer will (a) (i) preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all agreements and requirements of applicable law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

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ARTICLE V

EVENTS OF DEFAULT

Section 5.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Issuer shall fail to pay this Note on the Final Maturity Date in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by the Issuer herein or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Note shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) The Issuer shall default in the observance or performance of any other agreement contained in this Note to be performed by it (other than as provided in clause (a) of this Section 5.1), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which an officer of the Issuer becomes aware of such failure and (ii) the date on which written notice thereof shall have been given to the Issuer by the Holder; or

(d) (i) The Issuer or any Issuer Affiliate shall fail to make any payment on any Indebtedness (other than the Obligations) of the Issuer or any such Issuer Affiliate or on any Guarantee Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the effect of such failure is to accelerate the maturity of such Indebtedness, (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate the maturity of such Indebtedness, (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness or (iv) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e) (i) The Issuer shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Issuer shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Issuer any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Issuer any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Issuer shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Issuer shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

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then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) above, (i) this Note, the Principal Amount and all other amounts owing under this Note shall immediately become due and payable, and (B) if such event is any other Event of Default, the Holder may, by notice to the Issuer, declare this Note, the Principal Amount and all other amounts owing under this Note to be due and payable forthwith, whereupon the same shall immediately become due and payable.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, demands, requests, consents and other communications provided for in this Note shall be given in writing, and addressed to the party to be notified as follows:

To the Issuer:	Seadrill Capricorn Holdings LLC Building 11, 2nd Floor Chiswick Business Park 566 Chiswick High Road London W4 6YS United Kingdom Attn: Mr. Graham Robjohns

To the Holder:	Seadrill Limited Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM08 Bermuda Attn: Georgina Sousa, Secretary

Either party hereto may change its address, telephone number or facsimile number for notices and other communications hereunder by notice to the other party. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery.

Section 6.2 Waiver; Amendments. No amendment or waiver of any provision of this Note nor consent to any departure by the Issuer therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Holder and (y) in the case of any other amendment, by the Holder and the Issuer, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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Section 6.3 Expenses; Indemnification.

(a) The Issuer shall be obligated to pay all out-of-pocket costs and expenses (including, without limitation, but limited to the reasonable fees, charges and disbursements of outside counsel for the Holder) incurred by the Holder in connection with the enforcement or protection of its rights in connection with this Note, including its rights under this Section 6.3, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of this Note.

(b) The Issuer shall indemnify each Holder Indemnitee against, and hold each Holder Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Holder Indemnitee) incurred by any Holder Indemnitee or asserted against any Holder Indemnitee by any third party or by the Issuer arising out of, in connection with, or as a result of (i) the execution or delivery of this Note or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or under this Note or the consummation of the transactions contemplated hereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer, and regardless of whether any Holder Indemnitee is a party thereto, provided that such indemnity shall not, as to any Holder Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Holder Indemnitee or (y) result from a claim brought by the Issuer against any Holder Indemnitee for breach in bad faith of such Holder Indemnitee’s obligations hereunder, if the Issuer has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) The Issuer shall pay, and hold the Holder harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Note, any collateral described herein, or any payments due hereunder, and save the Holder harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent permitted by applicable law, each party shall not assert, and hereby waives, any claim against any Holder Indemnitee or the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Note or any agreement or instrument contemplated hereby, the transactions contemplated therein, or the use of proceeds thereof.

(e) All amounts due under this Section 6.3 shall be payable promptly after written demand therefor.

Section 6.4 Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder, and the Holder may not assign or otherwise transfer any of its rights or obligations hereunder or under this Note without the prior written consent of the Issuer. Any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Note, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, each Holder Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Note.

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Section 6.5 Governing Law. This Note and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 6.6 Survival. All covenants, agreements, representations and warranties made by the Issuer in this Note and in the certificates or other instruments delivered in connection with or pursuant to this Note shall be considered to have been relied upon by the Holder and shall survive the execution and delivery of this Note. The provisions of Section 6.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of this Note, or the termination of this Note or any provision hereof.

Section 6.7 Severability. Any provision of this Note held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.8 Acceptance. By its acceptance of this Note, the Holder agrees to be bound by the terms and provisions of this Note applicable to it.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the day and year first above written.

SEADRILL CAPRICORN HOLDINGS LLC, as Issuer

By:	/s/ Robert Hingley-Wilson
Name: Robert Hingley-Wilson
Title: Authorized Person